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EXHIBIT 99.(A)-3

AGREEMENT AND PLAN OF MERGER
BETWEEN
LG&E ENERGY CORP.
AND
LEC LLC

        THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into and effective as of the 30th day of December, 2003, by and between (i) LG&E Energy Corp., a Kentucky corporation ("Corporation"), and (ii) LEC LLC, a Kentucky limited liability company ("Company").

        1.     MERGER.

          1.1   Merger of the Corporation With and Into the Company. Subject to the terms and conditions of this Agreement, the Corporation shall be merged with and into the Company ("Merger"), effective upon the filing of Articles of Merger with the Secretary of State of Kentucky ("Effective Time"). The separate existence of the Corporation as a corporation shall thereupon cease; the Company shall be the surviving entity and the separate existence of the Company as a limited liability company, with all its purposes, objects, rights, privileges, powers, franchises and interests, shall continue unaffected and unimpaired by the Merger. The Merger shall be pursuant to the provisions of, and with the effect provided in, the laws of the Commonwealth of Kentucky.

          1.2   Effect of Merger. At and after the Effective Time:

            (a)   The Company shall possess all of the respective rights, privileges, powers, franchises and interests of the Corporation in and to every type of property (real, personal and mixed), and choses in action, all of which shall be transferred to, and vested in, the Company by virtue of the Merger without any deed or other transfer and without reversion or impairment. Any action or proceeding, whether civil, criminal or administrative, pending by or against the Corporation may be continued as if the Merger did not occur, or the Company may be substituted in the proceeding for the Corporation in such action or proceeding.

            (b)   The Company shall be liable for all liability of the Corporation, and all debts, liabilities, obligations and contracts of the Corporation, whether matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on the balance sheet, books of account or records of the Corporation, shall be those of the Company and shall not be released or impaired by the Merger. Further, all rights of creditors and other obligees and all liens on properties of the Corporation shall be preserved unimpaired.

          1.3   Articles of Organization, Operating Agreement and Management of Surviving Entity. The Company shall be the surviving entity pursuant to the Merger. At and after the Effective Time:

            (a)   The Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the surviving entity with the exception that Article 1 of the Articles of Organization shall be amended so as to be and read in its entirety as follows:

      "1.    NAME.    The name of the limited liability company is "LG&E Energy LLC".

            (b)   The Operating Agreement of Company, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the surviving entity with the exception that the title and Article 2.1 of the Operating Agreement shall be amended so as to be and read in their entirety as follows:

"OPERATING AGREEMENT
OF
LG&E ENERGY LLC"

      2.1    Name. The name of the Company shall be LG&E Energy LLC.

            (c)   The management of Company as in effect immediately prior to the Effective Time, including any and all persons then serving as its officers and directors if the Operating Agreement provides for same, shall be the managers of the surviving entity until duly altered in accordance with the provisions of the laws of the Commonwealth of Kentucky and the surviving entity's Articles of Organization and Operating Agreement.

          1.4   Additional Actions. If, at any time after the Effective Time, the Company shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm of record or otherwise, in the Company its right, title or interest in, to or under any of the rights, properties or assets of the Corporation acquired or to be acquired by the Company as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Corporation and the proper officers and directors of the Corporation shall be deemed to have granted to the Company an irrevocable power of attorney to (a) execute and deliver all such proper deeds, assignments and assurances in law, (b) do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Company and (c) otherwise carry out the purposes of this Agreement. The President of the Company is fully authorized in the name of the Corporation or otherwise to take any and all such actions.

        2.     CONVERSION OF STOCK INTERESTS.

          2.1   Conversion of Company Interests. At the Effective Time:

            (a)   Each share of Common Stock of the Corporation, no par value per share, ("Common Stock") outstanding immediately prior to the Effective Time shall, ipso facto and without any action on the part of the holder thereof, become and be converted into one Unit of the Company.

            (b)   Each interest in the Company held immediately prior to the Effective Time by LG&E Energy Corp. shall be canceled and no consideration issued in respect thereof. Each interest in the Company held immediately prior to the Effective Time by E.ON US Investments Corp. shall remain issued and outstanding.

        3.     EXCHANGE OF STOCK. As soon as practicable after the Effective Time, and upon surrender to the Company of any certificate which prior to the Effective Time shall have represented any shares of Common Stock, the Company shall cause to be distributed to the person or entity in whose name such certificate shall have been registered a certificate for the number of Units of the Company into which the shares of Common Stock previously represented by the surrendered certificate shall have been converted at the Effective Time. Until surrendered as contemplated by the preceding sentence, each certificate which immediately prior to the Effective Time shall have represented any shares of Common Stock shall be deemed at and after the Effective Time to represent only the right to receive the Units of the Company into which it shall have been converted.

        4.     GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky without regard to its conflict of laws rules.

        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

LG&E Energy Corp.
By:
Name:
Title:
LEC LLC
By:
Name:
Title:

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AGREEMENT AND PLAN OF MERGER BETWEEN LG&E ENERGY CORP. AND LEC LLC